                    Exhibit 99.1 - Explanation of Responses

(1) RenaissanceRe Ventures Ltd. directly owns convertible preferred stock of the
    Issuer. Renaissance Other Investments Holdings II Ltd. directly owns 100% of the equity interests of RenaissanceRe Ventures Ltd. RenaissanceRe Holdings
    Ltd. directly owns 100% of the equity interests of Renaissance Other
    Investments Holdings II Ltd. and indirectly owns 100% of the equity interests of RenaissanceRe Ventures Ltd. This report shall not be deemed an admission that Renaissance Other Investments Holdings II Ltd. or
    RenaissanceRe Holdings Ltd. is the beneficial owner of the securities reported herein for purposes of Section 16 of the Securities Exchange Act of
    1934, as amended, or for any other purposes.

(2) Each share of the Issuer's Series A Convertible Preferred Stock is
    convertible into one share of the Issuer's Common Stock and has no expiration date.

(3) Each share of the Issuer's Series B Convertible Preferred Stock is
    convertible into one share of the Issuer's Common Stock and has no expiration date.